Exhibit 99.1

Wrap Reports Q2 Revenue of $2.1 Million, Up 103% Year Over Year; ATF Classifies BolaWrap 150 as Non-Firearm, Non-Weapon

BolaWrap 150 Declassification Unlocks Large Private-Security Addressable Market While WrapShield Extends WRAP Into U.S. Defense and New Federally Funded Priorities

Miami, August 11, 2026 – Wrap Technologies, Inc. (Nasdaq: WRAP) (“Wrap” or the “Company”), a global leader in innovative public safety technologies, today announced financial and operating results for the second quarter ended June 30, 2026. Second quarter revenue more than doubled year over year, product sales continued to accelerate, and gross margin expanded, while the Company reduced its operating loss and strengthened its balance sheet. Subsequent to quarter end, the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”) classified the BolaWrap 150 as an instrument of restraint and rescue tool, and the Company made a strategic investment in Frenel Imaging Ltd. to anchor the detection layer of its new WrapShield platform.

Second Quarter 2026 Financial Highlights (vs. Q2 2025):

●	Total revenue increased 103% to $2.1 million, compared to $1.0 million in the prior-year period.
●	Gross profit increased 217% to $1.5 million, compared to $0.5 million in the prior-year period, and gross margin expanded to approximately 75%, compared to approximately 48% in the prior-year period.
●	Total operating expenses were $3.8 million, compared to $3.3 million in the prior-year period, with the increase primarily reflecting higher non-cash share-based expense.
●	Loss from operations improved 21% to $(2.3) million, compared to $(2.9) million in the prior-year period.
●	Net loss improved 39% to $(2.3) million, compared to $(3.7) million in the prior-year period. The prior-year quarter included an $0.9 million non-cash loss from the change in fair value of warrant liabilities that did not recur.
●	Cash and cash equivalents were $4.8 million at June 30, 2026, compared to $3.5 million at December 31, 2025.
●	Total liabilities were reduced to $2.0 million at June 30, 2026, from $3.9 million at December 31, 2025, reflecting the termination of the Company’s former office lease.

First Six Months 2026 Financial Highlights (vs. First Six Months 2025):

●	Total revenue increased 78% to $3.2 million, compared to $1.8 million in the prior-year period.
●	Product sales increased to $2.6 million, compared to $0.4 million in the prior-year period.
●	Gross profit increased 106% to $2.2 million, compared to $1.1 million in the prior-year period, and gross margin expanded to approximately 71%, compared to approximately 61% in the prior-year period.
●	Net cash used in operating activities improved 27% to $(3.7) million, compared to $(5.0) million in the prior-year period.

Recent Developments (Subsequent to Quarter End):

●	ATF Declassification Fundamentally Changed the Addressability of BolaWrap

The ATF’s classification of BolaWrap 150 as an instrument of restraint and rescue, and not a firearm or weapon under applicable federal statutes, represents much more than regulatory clarity. It removes a significant historical barrier around where and how the technology can be considered and deployed. Combined with the evolving constitutional focus on the totality of an encounter, WRAP now occupies a differentiated position: a technology designed to provide an earlier response option that the federal government does not classify as a weapon. That significantly expands the environments, customers, and applications we can pursue and creates a structural opportunity that simply did not exist with this level of clarity several months ago.

●	That Regulatory Change Opens a Much Larger Private-Sector Market

The immediate consequence of the ATF determination is that law enforcement is no longer the boundary of our addressable market. There are more than 1.2 million licensed security officers in the United States, many working in environments where firearms are either inappropriate or unavailable but where personnel are still expected to manage conflict and escalating behavior. BolaWrap’s classification changes that conversation, while WrapTactics gives us a scalable way to train and maintain proficiency across large, geographically distributed workforces. We have already had dozens of conversations with prospective private-sector organizations following the determination. This is not simply taking the same product into another sales channel. The regulatory environment changed the addressability of the product and opened an entirely new commercial market for WRAP.

●	WrapShield Expands the Company Into the Markets Where Funding Is Moving

At the same time our core market is expanding, WrapShield extends WRAP into a much larger set of funded public-safety, homeland-security, defense, and technology opportunities. We are deliberately aligning the company with where customers are allocating capital. Domestically, that means following the return of public-safety and DOJ grant funding, including the 11 active programs we have identified that can support BolaWrap, body-worn cameras, de-escalation training, and virtual-reality training. Beyond that, funding is accelerating around autonomous systems, counter-UAS, sensing, border security, and public safety. WrapShield gives us an architecture to participate in those markets while remaining anchored to the same core thesis: detect risk earlier, make better decisions, and enable an earlier and more appropriate response. The combination of ATF declassification, private-sector expansion, and WrapShield therefore does more than add individual opportunities. It materially expands WRAP’s addressable market and positions the company around where customer demand and funding are increasingly moving.

Management Commentary:

Scot Cohen, Chairman and CEO of WRAP Technologies, commented:

“Q2 represented a strong quarter, but more importantly, it reflects the transformation underway at WRAP Technologies. Our addressable market has expanded materially, while our fundamental technologies are increasingly being delivered not as point-in-time products, but as part of a lifecycle model focused on customer success, proficiency and readiness.

That model applies to our core law enforcement market, to significantly larger federal and defense opportunities through WrapShield™, and now to the private security market following the federal classification of BolaWrap® 150 as an instrument of restraint rather than a firearm or weapon.

We are positioning WRAP’s technologies and capabilities where customer priorities and funding are moving. Domestically, that means aligning with the return of public-safety and grant funding. In federal and defense markets, it means expanding into funded priorities around advanced sensing, counter-UAS, autonomous systems and earlier response. And in the private sector, it means addressing a newly accessible market where organizations and insurers are actively seeking better ways to manage risk.

The result is a substantially larger addressable market, a broader set of customers, and a business model designed to create value throughout the lifecycle of the customer relationship rather than only at the point of sale.

As previously disclosed, management was targeting 100% revenue growth for 2026. That target reflected our good-faith assessment based on information available at the time. Based on currently available information, we are not updating that prior target. However, the nature of our business can result in material changes to the ultimate timing on recognizing revenue so our final revenue for 2026 may differ materially from our current expectations.”

The Company believes that as policing continues to shift from force-centric training toward judgment-centric training, Wrap’s ecosystem of non-lethal tools, immersive and digital training, and evidence management becomes far more important to agencies than any single tool on an officer’s belt. Management believes this shift favors providers that can support sound decision-making across the full arc of an encounter, and it informs how the Company is building the product portfolio, its training offerings, and the WrapShield architecture.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “could,” “intend,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this release include, but are not limited to, statements relating to the expected benefits of, and adoption resulting from, the ATF classification of the BolaWrap 150; the strategic investment in and exclusive license from Frenel and the expected role of Frenel’s technology within the WrapShield platform; the development, integration, commercialization, and market adoption of WrapShield and the Company’s counter-UAS initiatives; the development and potential commercialization of Wraptor MX and other non-lethal response products; the expected expansion of agency-wide BolaWrap deployments; the expected growth of recurring, subscription-based revenue; and the Company’s expectations regarding gross margin, operating losses, and capital resources. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, and the Company’s actual results could differ materially from those stated or implied. These factors include, but are not limited to: the lengthy evaluation and sales cycles and budget and procurement constraints of government and law-enforcement customers; the timing and scale of international orders; the early stage and uncertain outcome of the Frenel investment, license, and the WrapShield platform; the Company’s dependence on technology licensed from third parties; risks related to export controls and other regulations applicable to defense, counter-UAS, and international activities; the Company’s ability to manufacture and produce products; market acceptance of existing and future products; the availability of funding to finance operations; product defects and product-related litigation risks; the impact of competitive products; the Company’s ability to maintain compliance with the Nasdaq Capital Market’s listing standards; and other risk factors described in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and were based on current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, or changes in its expectations.

Investor Relations Contact:

(800) 583-2652

ir@wrap.com